                                                                    EXHIBIT 99.1

NEWS RELEASE


Media Contact:                                             Investor Contact:
-------------                                              ----------------
Nancy Farrar                                               Jim S. Ivy
Farrar Public Relations                                    Vice President/CFO
214/929-3298                                               214/589-8090


              TRINITY INDUSTRIES, INC. COMPLETES PRIVATE PLACEMENT
                                       OF
                                  COMMON STOCK


Dallas, TX, March 6, 2002 - Trinity Industries, Inc. (NYSE: TRN) today announced that it has privately placed a total of 1.5 million unregistered shares of its Common Stock in an agreement reached February 28, 2002 with Acqua Wellington Private Placement Fund, Ltd. and Acqua Wellington Opportunity I Limited, for net proceeds of approximately $31.5 million.

Trinity plans to use the proceeds of the private placement to retire bank debt and for general corporate purposes.

"We are pleased with the completion of this private placement of common stock and with the confidence in Trinity it reflects," said Timothy R. Wallace, Chairman, President and CEO.

These shares have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Trinity has agreed to register these securities for resale. This press release does not constitute an offer of any securities for sale.

Acqua Wellington advises a family of funds targeted at investment opportunities among mid-cap and small-cap companies in domestic and global equity markets.

Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation's leading diversified industrial companies. Trinity operates through five principal business segments: the Trinity Rail Group, Trinity Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group and the Industrial Products Group. Trinity's web site may be accessed at www.trin.net.